AGREEMENT

THIS AGREEMENT (this "Agreement") is made as of July 31, 2005 by and between OXIS International, Inc. (the "Company") and Timothy C. Rodell, M.D. ("Dr. Rodell") (collectively, the "parties").

RECITALS

    WHEREAS, the Company acknowledges the unique knowledge and experience possessed by Dr. Rodell, a member of the Company's Board of Directors ("Board"), due to his longstanding relationship with the Company, including, without limitation, his past roles as Chief Operating Officer and Chief Scientific Officer of the Company, as well as the President of the Company's subsidiary, OXIS Therapeutics, Inc.; and
    WHEREAS, in the event Dr. Rodell ceases to serve on the Board, the Company desires to have the right to consult with Dr. Rodell for a period of one (1) year, on an as-needed, reasonable basis, following the day on which Dr. Rodell ceases to serve on the Board (such one-year period is referred to herein as the "Consulting Period"), and in consideration of Dr. Rodell agreeing to provide such consulting services, the Company believes it is in the best interests of the Company and its stockholders to extend the exercise period of all Dr. Rodell's then-vested options to purchase shares of Company Common Stock (such options collectively referred to herein as "Dr. Rodell's OXIS Options").

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties hereto agree as follows:

    Consultancy. During the Consulting Period, Dr. Rodell shall make himself reasonably available at reasonable times to consult by telephone with the Company's Chief Executive Officer and other senior executives and members of the Board of the Company on technical, commercial and/or administrative issues with which Dr. Rodell is familiar on an as-needed basis. The parties acknowledge that the consulting services to be provided by Dr. Rodell hereunder shall not materially interfere with Dr. Rodell's business, academic and personal endeavors. The Company shall hold Dr. Rodell harmless and indemnify him for any acts done on the Company's behalf during the Consulting Period to the same degree as if he were acting as an executive employee or member of the Board of the Company. Following the Consulting Period, any future services shall be mutually agreed upon and negotiated between the parties.
    Option Exercise Extension Period. The Company shall extend the exercise period of all Dr. Rodell's OXIS Options in the event he ceases to serve on the Board to a period ending the earlier of (i) the expiration of the particular OXIS Option, as detailed in Exhibit A, or (ii) five (5) years following the day on which Dr. Rodell ceases to serve on the Board.
    Miscellaneous.
      Governing Law; Venue. This Agreement is to be construed in accordance with and governed by the internal laws of the State of Oregon without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of Oregon to the rights and duties of the parties. All disputes and controversies arising out of or in connection with this Agreement shall be resolved exclusively by the state and federal courts located in the County of Multnomah in the State of Oregon, and each party hereto agrees to submit to the jurisdiction of said courts and agrees that venue shall lie exclusively with such courts.
      Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
      Notices. Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and shall be conclusively deemed to have been duly delivered or given (a) when hand delivered to the other party; (b) when sent by facsimile to the number set forth below if sent between 8:00 a.m. and 5:00 p.m. recipient's local time on a business day, or on the next business day if sent by facsimile to the number set forth below if sent other than between 8:00 a.m. and 5:00 p.m. recipient's local time on a business day; (c) three business days after deposit in the U.S. mail with first class or certified mail receipt requested postage prepaid and addressed to the other party at the address set forth below; or (d) the next business day after deposit with a national overnight delivery service, postage prepaid, addressed to the parties as set forth below with next business day delivery guaranteed, provided that the sending party receives a confirmation of delivery from the delivery service provider. Each person making a communication hereunder by facsimile shall promptly confirm by telephone to the person to whom such communication was addressed each communication made by it by facsimile pursuant hereto but the absence of such confirmation shall not affect the validity of any such communication. A party may change or supplement the addresses given above, or designate additional addresses, for purposes of this Section 3.3 by giving the other party written notice of the new address in the manner set forth above.
      Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and no party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein or therein.

* * *

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

DR. RODELL

/s/Timothy C. Rodell

Timothy C. Rodell, M.D.

Address: PO Box 8005

Aspen, CO 81612

Facsimile:____________________________

COMPANY

OXIS International, Inc.

By: /s/Steven T. Guillen

Name: Steven T. Guillen

Title: President and C.E.O.

Address: 6040 N. Cutter Circle, Suite 317

Portland, OR 97217

Facsimile: 503-283-4058

EXHIBIT A Timothy Rodell Option Grants, with Expiration Dates

Date of Grant	Expiration Date	Plan	Shares	Price

3/28/1996	3/27/2006	1994	60,000	$8.44
10/11/1996	10/10/2006	1994	5,000	$6.88
9/4/1997	9/4/2007	1994	10,000	$2.66
7/13/1998	7/12/2008	1994	20,000	$3.44
12/21/1999	12/20/2009	1994	97,222	$0.44
1/31/2000	1/30/2010	1994	14,583	$1.91
1/31/2000	1/30/2010	1994	11,667	$1.91
12/13/2000	12/12/2010	1994	5,000	$0.88
4/8/2002	4/7/2007	1994	32,730	$0.22
6/14/2002	6/13/2012	1994	10,000	$0.22
6/20/2003	6/19/2013	1994	5,000	$0.42
12/4/2003	12/3/2013	2003	24,035	$0.57
6/22/2004	6/21/2014	2003	5,000	$0.57
10/12/2004	10/11/2014	2003	50,000	$0.59